EXHIBIT 99
                                                               ----------


   April 24, 2003


   Contact:  Hewitt Associates
             Jennifer Frighetto, 847.442.7663 or
             jennifer.frighetto@hewitt.com

             Northern Trust
             Sue Rageas, 312.444.4279

   Hewitt Associates To Acquire Northern Trust Retirement Consulting

   Firms To Form Preferred Provider Relationship for Retirement Services

   LINCOLNSHIRE, Ill., April 24, 2003 - - Hewitt Associates (NYSE: HEW), a global HR outsourcing and consulting firm, and Northern Trust Corporation (NASDAQ: NTRS), a leading provider of global financial services, have executed a letter of intent for Hewitt to acquire substantially all of the assets of Northern Trust Retirement Consulting, L.L.C. (NTRC), Northern Trust's retirement consulting and administration business. Hewitt and Northern Trust have also agreed to work together as preferred providers in each firm's core area of expertise -- HR outsourcing and consulting services from Hewitt, and trustee, custody and pension payroll services from Northern Trust.

   As part of this arrangement, Hewitt will acquire the NTRC business, which provides nearly 200 companies and more than 1 million participants with defined benefit, defined contribution and retiree health and welfare administration services, including recordkeeping and customer service. The arrangement also covers retirement consulting and actuarial services, including plan design and communication.

   Effective with the transition, NTRC clients covered by this arrangement will have access to Hewitt's full suite of outsourcing and consulting services. Hewitt will assume responsibility for NTRC's staff and facilities in Atlanta, Ga. The transaction is expected to close in June.

   "Our acquisition of NTRC represents an additional growth opportunity for our outsourcing and consulting business," said Bryan Doyle, global business leader, HR and benefits outsourcing services, Hewitt
   Associates. "We look forward to working with Northern Trust to provide clients with the retirement services expertise that has made us recognized leaders in the industry."

   "With this agreement, we bring to our clients the world-class retirement services Hewitt offers, combined in a seamless structure with Northern Trust's leading institutional trust and custody services," said Rick Waddell, president of corporate and institutional services at Northern Trust. "The arrangement advances our long-term strategy to focus our own resources on the areas where we can serve clients best."

   In the fiscal year ended December 31, 2002, NTRC had gross revenues of approximately $74 million. Hewitt anticipates the acquisition will be modestly dilutive through the transition period. Northern Trust expects to recognize charges totaling approximately $20 million as a result of the transaction, principally reflecting the write-off of unamortized technology investments. The purchase price and other financial terms of the agreement were not disclosed. The closing of the proposed transaction is subject to the execution of a definitive agreement and satisfaction of any conditions contained in it.

   About Northern Trust Corporation
   --------------------------------
   Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of global financial solutions for the investment management, asset administration, fiduciary and banking needs of affluent individuals and corporations and institutions. Northern Trust, a multibank holding company based in Chicago, has a growing network of offices in 12 states, international offices in five countries and more than 9,300 employees worldwide. As of March 31, 2003, Northern Trust had trust assets under administration of $1.6 trillion, assets under investment management of $365 billion and banking assets of more than $36 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and services. For more information, visit www.northerntrust.com.

   About Hewitt Associates
   -----------------------
   Hewitt Associates (www.hewitt.com) is a leading global provider of human resources outsourcing and consulting services. The firm delivers a complete range of services including HR and benefits outsourcing, talent and organizational change, retirement and financial management and health care to companies across a wide spectrum of industries. Hewitt provides services from 85 offices in 37 countries.

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